Exhibit 16(d)(vi)

CONFIDENTIAL
Execution Version

FIRST AMENDMENT TO SUPPORT AGREEMENT

This FIRST AMENDMENT TO SUPPORT AGREEMENT (this “Amendment”) is entered into as of August 28, 2024, by and among Squarespace, Inc., a Delaware corporation (the “Company”), General Atlantic (SQRS II), L.P. (the “Stockholder”), and Spaceship Purchaser, Inc., a Delaware corporation (“Parent”).

RECITALS

A.           The Company, Parent and the Stockholder entered into that certain Support Agreement, dated as of May 13, 2024 (the “Original Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement. The Original Agreement, as amended by this Amendment, is referred to as the “Support Agreement”.

B.           Section 26 of the Original Agreement provides that, prior to the Effective Time, no amendment or waiver of any provision of the Support Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee has approved this Amendment.

C.           In accordance with Section 24 of the Original Agreement, the parties hereto desire to amend certain terms of the Original Agreement as expressly provided in this Amendment.

AGREEMENT

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby acknowledge and agree as follows:

1.           Amendments.

(A)	The third recital is hereby amended as set forth below, with deleted text shown in ~~strikethrough~~ and new text shown in underlined bold text:

WHEREAS, in connection with the Closing, the Stockholder will contribute and transfer an aggregate number of Owned Shares equal to the quotient of (i) $383,691,919.03~~$400,000,000.00~~ (the “Rollover Amount”) divided by (ii) the Per Share Price (but for the avoidance of doubt in no event more than the total number of Owned Shares) (the “Rollover Shares”), which Rollover Shares otherwise would be converted into the right to receive the Per Share Price in cash, to a limited partnership that indirectly owns 100% of the equity interests of Parent (“Topco”) on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Topco (of the same class and series as the equity interests to be issued by Topco to Spaceship Intermediate 1, LP (or its applicable Affiliates, and together with its Affiliates, “Sponsor”) in connection with the Closing (such equity interests, collectively, the “Sponsor Topco Interests”)), with an aggregate value (based on the same per share price paid by the Sponsor for the Sponsor Topco Interests) equal to the Rollover Amount (the “Exchange Interests”);

2.           Miscellaneous.

(A)        Pursuant to Section 4.2 of the Support Agreement, the Stockholders acknowledge and agree that certain parties to the Interim Investors Agreement will be entering into amendments, on or about the date hereof, to the other support agreements entered into with Parent and the Company on May 13, 2024 to, among other things, proportionally reduce the funds (whether cash, equity or otherwise) committed by such other parties for the purposes of financing the applicable portion of the aggregate consideration due and payable in connection with the consummation of the transactions contemplated by the Merger Agreement.

(B)        Except as otherwise provided herein, the Original Agreement shall remain unchanged and in full force and effect.

(C)        From and after the date of this Amendment, any reference in the Support Agreement to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall be deemed a reference to the Original Agreement as amended by this Amendment; provided, however, that any reference to the date of the Support Agreement, the use of the phrase “the date hereof” or “the date of this Agreement” shall in all cases be a reference to May 13, 2024 and not the date of this Amendment.

(D)        The provisions contained in Sections 14, 18, 19, 22 and 23 of the Original Agreement are incorporated by reference in this Amendment mutatis mutandis.

(E)        The Original Agreement, as amended hereby, is hereby ratified and confirmed in all respects. In the event of a conflict between the Original Agreement and this Amendment, the terms of this Amendment shall control.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GENERAL ATLANTIC (SQRS II), L.P.

By: GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By: GENERAL ATLANTIC, L.P., its sole member

By:	/s/ Gordon Cruess
Name:	Gordon Cruess
Title:	Managing Director

[Signature page to Amendment to Support Agreement]

SQUARESPACE, INC.

By:	/s/ Anthony Casalena
Name:	Anthony Casalena
Title:	Chief Executive Officer

[Signature page to Amendment to Support Agreement]

SPACESHIP PURCHASER, INC.

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	President and Chief Executive Officer

[Signature page to Amendment to Support Agreement]